As filed with the Securities and Exchange Commission on April 7, 2006     Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANDREA ELECTRONICS CORPORATION

(exact name of registrant as specified in its certificate of incorporation)

New York	11-0482020
(state or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

65 Orville Drive

Bohemia, New York 11716

(631) 719-1800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Andrea Electronics Corporation

1998 Stock Plan, as amended

(Full Title of the Plan)

Douglas J. Andrea	Copies to:
Chairman of the Board, President and	Lawrence M.F. Spaccasi, Esquire
Chief Executive Officer	Muldoon Murphy & Aguggia LLP
Andrea Electronics Corporation	5101 Wisconsin Avenue, N.W.
65 Orville Drive	Washington, D.C. 20016
Bohemia, New York 11716	(202) 362-0840
(631) 719-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee
Common Stock, $0.01 par Value	2,000,000	$0.08	$156,066	$17.00

(1)	This amount represents 2,000,000 additional shares being registered for issuance pursuant to the Andrea Electronics Corporation 1998 Stock Plan, as amended (“1998 Stock Plan”). This Registration Statement also covers an indeterminate number of shares reserved for issuance pursuant to the 1998 Stock Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant (the “Common Stock”).
(2)	Reflects the average option exercise price per share under the Registrant’s 1998 Stock Plan for the 2,000,000 shares of Common Stock covered hereby, in accordance with Rules 457(h) and 457(c) promulgated under the Securities Act of 1933, as amended.
(3)	Computed in accordance with Rules 457(h) and 457(c) promulgated under the Securities Act of 1933, as amended. Reflects the sum of: (i) the aggregate of the exercise price of $0.05 for 523,347 shares of Registrant’s Common Stock subject to the exercise of options granted on August 10, 2005 and November 1, 2005; (ii) the aggregate of the exercise price of $0.04 for 60,000 shares of Registrant’s Common Stock subject to the exercise of options granted on January 3, 2006, February 15, 2006 and February 17, 2006; and (iii) the average of the high and low prices of the Registrant’s Common Stock on the OTC Bulletin Board of $0.09 on March 31, 2006 for the remaining 1,416,653 shares of Common Stock issuable under the 1998 Stock Plan, as amended.
(4)	Estimated solely for purposes of calculating the registration fee.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the “Securities Act”) and 17 C.F.R. §230.462.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

This Registration Statement relates to an amendment of the 1998 Stock Plan to increase the number of shares available for issuance upon the exercise of stock options under the 1998 Stock Plan by 2,000,000 shares from 4,375,000 to 6,375,000. The contents of the Registration Statements on Form S-8, Registration Nos. 333-82375 and 333-82738 filed with the Securities and Exchange Commission on July 7, 1999 and February 14, 2002, respectively, are hereby incorporated by reference.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. List of Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

4.1	Andrea Electronics Corporation 1998 Stock Plan, as amended.[1]

5.0	Opinion of Muldoon Murphy & Aguggia LLP as to the legality of the Common Stock to be issued.

23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in the opinion included in Exhibit 5.0).

23.2	Consent of Marcum & Kliegman LLP

[1]	Incorporated herein by reference to the Exhibits to the Annual Report on Form 10-KSB filed by the Company on March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Andrea Electronics Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bohemia, state of New York on April 7, 2006.

Andrea Electronics Corporation

By:	/s/ Douglas J. Andrea
Douglas J. Andrea
Chairman of the Board, President, Chief Executive Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Douglas J. Andrea Douglas J. Andrea	Chairman of the Board, President, Chief Executive Officer and Corporate Secretary (principal executive officer)	April 7, 2006

/s/ Corisa L. Guiffre Corisa L. Guiffre	Vice President and Chief Financial Officer (principal financial and accounting officer)	April 7, 2006

/s/ Gary A. Jones Gary A. Jones	Director	April 7, 2006

/s/ Louis Libin Louis Libin	Director	April 7, 2006

/s/ Joseph J. Migliozzi Joseph J. Migliozzi	Director	April 7, 2006

/s/ Jonathan D. Spaet Jonathan D. Spaet	Director	April 7, 2006